Exhibit (d)(6)

SUB-ADVISORY AGREEMENT

THIS AGREEMENT, dated and effective as of the __ day of January, 2025, is made and entered into by and between Innovator Capital Management LLC, a Delaware limited liability company (the “Investment Adviser”) and Milliman Financial Risk Management LLC, a Delaware limited liability company (the “Sub-Adviser”).

WITNESSETH

WHEREAS, Innovator ETFs® Trust (the “Trust”) is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, _______________, a Cayman Islands exempted company (the “Company”), is a wholly-owned subsidiary of the Innovator Uncapped Bitcoin 20 Floor ETF® – Quarterly, a series of the Trust (the “Uncapped BTC ETF” or the “Fund”);

WHEREAS, the Investment Adviser and the Sub-Adviser are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of providing investment advisory and related services to certain investment companies and other clients; and

WHEREAS, the Investment Adviser is the investment adviser to the Trust pursuant to an investment advisory agreement with the Trust (the “Investment Advisory Agreement”); and

WHEREAS, the Sub-Adviser is the investment sub-adviser to the Uncapped BTC ETF pursuant to an investment sub-advisory agreement with the Adviser and the Trust, on behalf of Uncapped BTC ETF (the “Investment Sub-Advisory Agreement”);

WHEREAS, the Adviser, the Board of Trustees of the Trust and the Board of Directors of the Company desire to retain the Sub-Adviser to render portfolio management services to the Company in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

NOW, THEREFORE, in consideration of the promises and the mutual undertakings set forth in this Agreement, the parties covenant and agree as follows:

1.       Appointment. The Investment Adviser hereby appoints the Sub-Adviser to provide certain sub-advisory services to the Company subject to the supervision of the Investment Adviser and the Board of Directors of the Company, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Company or the Investment Adviser in any way or otherwise be deemed an agent of the Company or the Investment Adviser except as expressly authorized in this Agreement or another writing by the Company, the Investment Adviser and the Sub-Adviser. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.       Structure. This Agreement contemplates future execution by Investment Adviser and Sub-Adviser of one more statements of work relating to the Company (each such statement of work, an “SOW” and collectively, the “SOWs”). Each SOW shall be effective when executed by an authorized representative of each of the Investment Adviser and the Sub-Adviser. The terms of this Agreement shall be deemed to be incorporated into each SOW and the terms and conditions set forth in this Agreement shall govern Sub-Adviser’s provision of Services under a SOW, except for provisions in this Agreement that are specifically excluded or modified in such SOW, which shall include a reference to the applicable section in this Agreement being excluded or modified; provided, however, that such exclusion or modification shall only be applicable to such SOW.

3.       Services. As a sub-adviser to the Company, the Sub-Adviser will furnish an investment program and manage the investment and reinvestment of that portion of the assets of the Company allocated to the Sub-Adviser by the Investment Adviser (the “Sub-Advised Assets”) and determine the composition of such assets, subject always to the supervision of the Investment Adviser and the Board of Directors of the Company. As part of, or associated with, the services provided hereunder the Sub-Adviser will:

a.       Take whatever steps necessary to implement the investment program of the Company with respect to the Sub-Advised Assets by the purchase and sale of securities and other investments on behalf of the Company. The Sub-Adviser will provide, at its own expense, all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement, and all administrative facilities, including bookkeeping, clerical personnel and equipment, necessary for the efficient conduct of its duties under this Agreement. The Investment Adviser will provide the Sub-Adviser with reasonable advance notice of any change in the Company’s investment objectives, policies and restrictions as stated in the Uncapped BTC ETF’s Prospectus and Statement of Additional Information (together, the “Registration Statement”). Provided the Sub-Adviser has received prompt notice of the effectiveness of such changes from the Company or the Investment Adviser, the Sub-Adviser shall manage the Sub-Advised Assets consistent with such changes. The Sub-Adviser will maintain and adhere to an investment policy reviewed and approved by the Investment Adviser and provide Investment Adviser with notice of any material changes to its ability to implement such investment policy.

b.       Comply with the provisions of the Company’s Memorandum of Association and Articles of Association, as such may be amended from time to time, directions from the Company’s Board of Directors, Declaration of Trust, By-laws of the Trust, all relevant disclosures in the Uncapped BTC ETF’s Registration Statement (including, without limitation, the Fund’s stated objectives, policies, strategies, risks, restrictions, results, fees, trading policies and costs, potential conflicts, valuation and description of management), as may be amended from time to time, and any other written policies and restrictions as are communicated to it by the Investment Adviser. The Sub-Adviser shall be responsible for reviewing the Fund’s Registration Statement to confirm that there is no material misstatement or omission in the disclosures therein relating to the Sub-Adviser or to the services provided by Sub-Adviser to the Company from time to time; the Investment Adviser shall be responsible for ensuring that the Sub-Adviser is provided with a copy of the Registration Statement and any other relevant materials with reasonable advance notice prior to filing.

c.       Comply with, the provisions of all applicable laws and the regulations, including the applicable provisions of the laws of the Cayman Islands and the United States, including the Advisers Act and to the extent required, the 1940 Act, and the Internal Revenue Code of 1986, as amended (the “Code”).

d.       Monitor the performance of the Sub-Advised Assets on a continuous basis and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advised Assets.

e.       Prepare and maintain such books and records with respect to the Sub-Advised Assets and securities transactions with respect to such assets as required by the Trust’s compliance policies and procedures and by applicable laws, including but not limited to laws of the Cayman Islands, the 1940 Act, the Advisers Act and the Commodity Exchange Act.

f.       Furnish the Investment Adviser, the Trust’s chief compliance officer, the Board of Directors of the Company and Board of Trustees of the Trust such periodic reports, special reports and certifications as the Investment Adviser and the Sub-Adviser may mutually agree. Without limiting the generality of the foregoing, these reports will include information sufficient for the Investment Adviser to perform periodic tests of the Company’s and the Fund’s compliance with applicable laws and regulations, applicable accounting regulations and standards, and Sub-Chapter M and, to the extent applicable, Section 817 of the Code. The Sub-Adviser will provide the Investment Adviser, the Board of Directors of the Company and Board of Trustees of the Trust with financial and profitability information, as well as fee schedules for other registered investment company clients and other information reasonably required to assist the Board of Directors of the Company and Board of Trustees of the Trust in reviewing the terms of Sub-Adviser’s contract in accordance with applicable laws and regulations then in effect. The parties agree that the information described in this subsection will be prepared solely for the use and benefit of the Investment Adviser, the Board of Directors of the Company and Board of Trustees of the Trust in accordance with statutory and regulatory requirements. The Sub-Adviser recognizes that materials it delivers to the Investment Adviser, the Board of Directors of the Company and Board of Trustees of the Trust may be public records subject to disclosure to third parties, however, the Sub-Adviser does not intend to benefit and assumes no duty or liability to any third parties who receive the Sub-Adviser’s work and may include disclaimer language on its work product so stating. To the extent that the Sub-Adviser’s work is not subject to public disclosure, the Investment Adviser agrees that it shall not disclose the Sub-Adviser’s work product to third parties without the Sub-Adviser’s prior written consent; provided, however, that the Investment Adviser, the Board of Directors of the Company, Board of Trustees of the Trust, the Company and the Fund may distribute the Sub-Adviser’s work to (i) professional service providers who are subject to a duty of confidentiality and who agree to not use Sub-Adviser’s work product for any purpose other than to provide services to the Investment Adviser, the Board of Directors of the Company, Board of Trustees of the Trust, the Company or the Fund, or (ii) any applicable regulatory or governmental agency, as required.

g.       Report regularly to the Investment Adviser and the Board of Directors of the Company as reasonably agreed between the Investment Adviser and the Sub-Adviser and make appropriate persons available for the purpose of reviewing with representatives of the Investment Adviser and the Board of Directors of the Company on a regular basis, at reasonable times agreed to by the Investment Adviser and the Sub-Adviser, the management of the Company, including, without limitation, review of the general investment strategies of the Company, the performance of the Company and the performance and investments of the Sub-Advised Assets.

h.       Provide periodic performance analysis and market commentary with respect to the Sub-Advised Assets, if requested, to the Investment Adviser, the Board of Directors of the Company and Board of Trustees of the Trust.

i.       Provide pricing information to the Company and the Investment Adviser with respect to the Sub-Advised Assets to assist the Company in making determinations of the fair value of the Sub-Advised Assets when market quotations are not readily available for the purpose of calculating the Company’s net asset value in accordance with the procedures and methods established for the Fund, if such information is reasonably available to the Sub-Adviser. If the Sub-Adviser believes a valuation provided by a pricing service for an investment it has purchased for the Company is materially inaccurate or is not indicative of the value of the investment, the Sub-Adviser will promptly notify the Investment Adviser. The Investment Adviser acknowledges that the Investment Adviser (and not the Sub-Adviser) is responsible for pricing the Company’ investments and the Company’s daily net asset value.

j.       Maintain a Code of Ethics which shall comply in all material respects with Rule 17j-1 under the 1940 Act. The Sub-Adviser, on its own behalf, and with respect to its Access Persons (as defined in Rule 17j-1), agrees to observe and comply with Rule 17j-1 and its Code of Ethics, as the same may be amended from time to time. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which include (i) certifying to the Investment Adviser and the Company that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics with respect to the Sub-Advised Assets and (ii) identifying any violations of such Code of Ethics which have occurred with respect to the Sub-Advised Assets.

k.       Maintain, implement and evaluate the effectiveness of written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers and agents.

l.       Assist the Investment Adviser in selecting futures commission merchants (“FCMs”) and brokers or dealers (“Brokers”) and opening accounts with such FCMs and Brokers on behalf of the Company, and be responsible for placing orders for the investment and reinvestment of the Sub-Advised Assets through such FCMs and Brokers selected and approved by the Investment Adviser, and assist in the negotiation of commissions on such orders (collectively, “brokerage transactions”), if applicable. The Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio investments for the Company, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Company’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. The Sub-Adviser will seek to place brokerage transactions for the Company in accordance with the Fund’s policies and practices. The Investment Adviser understands that, in directing the use of a particular FCM or Broker for all or a portion of the trades executed in the Company’s account, with respect to the percentage of trades effected by such direction:

•	the Sub-Adviser will not have authority to negotiate commissions among various FCMs or Brokers on a trade-by-trade basis;

•	the Sub-Adviser will not have authority to obtain volume discounts from FCMs or Brokers on behalf of the Company, and

•	the Sub-Adviser’s obligation to seek best execution will be limited to the terms of the trades it enters into with the designated FCM or Broker.

In addition, a disparity in commission charges may exist between the commissions charged to the Company for such trades and those charged to Sub-Adviser’s other clients.

If the Sub-Adviser becomes aware, from a reasonably credible source, of a potential problem with a Broker or FCM, its related parties or their associated controls (such as financial or liquidity problems or failure to appropriately segregate client assets) that, if true, could adversely affect the Company, the Sub-Adviser shall promptly, and in any case within twenty-four (24) hours, notify the Investment Adviser of the nature of such potential problem. All securities and other property purchased or sold for the Company shall remain in the direct or indirect custody of the Company’s custodian.

m.       On occasions when the Sub-Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Company as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable law and regulations may, but shall be under no obligation to, aggregate the securities or other investments to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Company and its other clients. The Sub-Adviser shall maintain policies and procedures that are reasonably designed to fairly allocate and sequence trades among the Company and its other clients and will provide the Investment Adviser with a copy of such policies and procedures and any material amendments thereto. The Sub-Adviser will not arrange purchases or sales of securities between the Company and other accounts advised by the Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Company and the Fund, and (c) the Board of Trustees of the Trust has approved these types of transactions.

n.       On each business day provide to the Company’s custodian, accounting agent and Investment Adviser information relating to all transactions concerning the Company’s Sub-Advised Assets and any such additional information with respect to such assets that is reasonably requested by the Investment Adviser.

o.       Cooperate with and provide reasonable assistance to the Board of Directors of the Company and Board of Trustees of the Trust, the Investment Adviser, the Company’s custodian and foreign sub-custodians, the Company’s transfer agent, accounting agent, pricing agent independent auditors, collateral managers, FCMs and all other agents and representatives of the Company or the Investment Adviser, and provide such information with respect to the Company as any of them may reasonably request from time to time in the performance of their obligations to the Company and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information.

p.       Not consult with any third party, including any other sub-adviser to the Company or any other sub-adviser to the Fund or any other portfolio of the Trust or to any other investment company or investment company series for which the Investment Adviser serves as its investment adviser, regarding transactions for the Company in securities and other assets, unless necessary to effect such transactions.

q.       Maintain insurance coverages as may be required by applicable law or as agreed upon by the Sub-Adviser and the Investment Adviser in light of the Sub-Adviser’s obligations under this Agreement.

r.       Be responsible for the maintenance and repair of any tool provided by the Sub-Adviser to the Investment Adviser to transmit portfolio level information to the Sub-Adviser for use with the services provided under this Agreement.

s.       Not take into account the investment of any other clients of the Sub-Adviser in the Company when establishing pricing of services provided to such client.

Unless otherwise agreed by the parties, Investment Adviser shall be responsible for: (i) directing the manner in which proxies solicited by issuers of securities held by the Company shall be voted and (ii) for making elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings and other types of events pertaining to Company assets. Unless otherwise agreed by the parties, the Sub-Adviser shall not be responsible for: (i) directing the manner in which proxies solicited by issuers of securities held by the Company shall be voted; or (ii) making elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings or other type events pertaining to Company assets. If the Sub-Adviser agrees to perform any of the services described in the preceding sentence, the Investment Adviser shall instruct Company custodians to forward to the Sub-Adviser copies of all proxies and shareholder communications relating to Company assets.

4.       Compensation. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees specified in the Investment Sub-Advisory Agreement for the Uncapped BTC ETF, and no further compensation will be due, owning or payable by the Company or the Trust pursuant to this Agreement.

5.       Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, including, but not limited to (a) expenses of all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement, and (b) expenses of administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser shall not be responsible for the Company’ expenses, including, but not limited to, the cost of securities, commodities and other investments purchased for the Company and any losses incurred therewith, brokerage commissions and other transaction charges incurred in connection with such investments, and expenses of custody of such investments. Except as set forth in this Agreement to the contrary, neither the Investment Adviser, the Sub-Adviser, nor the Company shall be responsible for any other party’s expenses.

6.       Arrangements. The Sub-Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Company which would constitute an assignment of this Agreement or require a written advisory agreement pursuant to the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Company nor the Investment Adviser shall have any obligations with respect thereto. Sub-Adviser shall notify the Investment Adviser and the Company prior to engaging any third party to perform any portion of the services of the Sub-Adviser under this Agreement; provided, subject to Section 12 of this Agreement that Sub-Adviser may provide certain trading services hereunder through any wholly-owned subsidiary of Milliman, Inc. (including but not limited to Milliman Pty Ltd. and Milliman Financial Strategies Ltd.) with prior notification to the Investment Adviser and/or the Company; provided further that Sub-Adviser shall remain fully responsible for all services provided for the Sub-Adviser under this Agreement by any such third party or subsidiary.

7.       Services to Others. The services of the Sub-Adviser to the Company are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities.

8.       Information Concerning the Sub-Adviser. The Sub-Adviser will inform the Investment Adviser promptly of (a) any material changes in portfolio managers responsible for the assets managed by the Sub-Adviser on behalf of the Company, (b) the departure from the Sub-Adviser’s employ of any of the persons identified as “Key Personnel” or the incapacity of any such person to perform their work functions at a reasonable level for a period in excess of thirty (30) days (any such departure or incapacity, a “Key Personnel Departure”), (c) any proposed changes in the ownership or management of the Sub-Adviser, (d) any proposed material changes in the ownership of the Sub-Adviser’s direct or indirect parent companies, (e) any proposed changes in the control of the Sub-Adviser, (f) the Sub-Adviser’s failure to maintain its registration as an investment adviser under the Advisers Act, (g) any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) with respect to the Sub-Adviser and any material changes to the Sub-Adviser’s policies and procedures related to its activities pursuant to this Agreement, including compliance and investment policies and procedures, (h) service upon the Sub-Adviser, or other receipt, of notice of any action, suit, proceeding, inquiry or investigation before any court, governmental entity, public board, or body involving the affairs of the Company, the Investment Adviser or the Sub-Adviser, (i) the initiation of any litigation, or threatened litigation, that could materially impair Sub-Adviser’s ability to perform its obligations under this Agreement or have a material impact on the reputation or operations of the Sub-Adviser, (j) the initiation of any investigation, examination or request of the Sub-Adviser by regulators of competent jurisdiction or (k) any other actions or circumstances that could materially impair the Sub-Adviser’s ability to perform its obligations under this Agreement or prevent the lawful offer or sale of shares of the Company. The Sub-Adviser shall further notify the Investment Adviser promptly upon detection of any material error in connection with its management of the Sub-Advised Assets, including but not limited to any trade errors. In the event of a material error, the Sub-Adviser shall also provide a memorandum to the Investment Adviser that sufficiently describes any such error and the action to be taken to prevent future occurrences of such error or, alternatively, a statement that the Sub-Adviser has reviewed the relevant controls, and has determined those controls are reasonably designed to prevent additional errors in the future (and, to the extent relevant, that such controls are reasonably designed to prevent violations of the federal securities laws), and as such no further action is required. Further, the Sub-Adviser shall provide access to the Investment Adviser and the Company, or their agents, to all documents and information related to any error, its analysis and correction, and the correction of all errors impacting the Company must be corrected to the satisfaction of the Investment Adviser and the Company.

9.       Regulation. The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

10.       Records. The records relating to the services provided by the Sub-Adviser under this Agreement shall be the property of the Company and shall be under its control; however, the Company shall furnish to the Sub-Adviser such records and permit the Sub-Adviser to retain such records (either in original or in duplicate form) as the Sub-Adviser shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, any such records in the possession or control of the Sub-Adviser shall promptly be returned to the Company by the Sub-Adviser, free from any claim or retention of rights therein. The Investment Adviser will endeavor to give the Sub-Adviser adequate notice of a need to obtain any such records; however, in the event of a ‘surprise’ regulatory examination of the Company or the Investment Adviser, the Sub-Adviser will make all requested records available at the Investment Adviser’s place of business within two (2) days of such request.

11.       Confidential Information. Each party agrees on its behalf and on behalf of its affiliates that it shall exercise the same care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of each other party’s confidential and proprietary information. Each party further agrees that it will restrict access to each other party’s confidential and proprietary information to those employees, board members and other service providers or agents of such party who will use the information for purposes of providing the services contemplated in this Agreement. Each party (the “disclosing party”) will disclose such information of any other party to any other person (the “receiving party”) only if the other party has authorized such disclosure or such disclosure is expressly required or requested by applicable federal or state regulatory authorities or other provisions of law. The foregoing shall not prevent a disclosing party from disclosing information to a receiving party that (a) has previously become or is generally known, unless it has become generally known through a breach of this Agreement or (to the knowledge of the disclosing party) a similar confidentiality or non-disclosure agreement; (b) was already rightfully known to the receiving party prior to being disclosed by or obtained from the disclosing party as evidenced by written records kept in the ordinary course of business of or by proof of actual use by the receiving party; (c) has been or is hereafter rightfully received by the receiving party from a third person without restriction or disclosure and without breach of a duty of confidentiality to the other party; or (d) has been independently developed by the receiving party without access to confidential or proprietary information of the other party. It will be presumed that any confidential and proprietary information in a receiving party’s possession is not within exceptions (b), (c) or (d) above, and the burden will be upon the receiving party to prove otherwise by records and documentation. The Sub-Adviser agrees that (i) any third party or subsidiary that provides services pursuant to Section 6 of this Agreement shall be subject to these confidentiality provisions and be provided with only the confidential and proprietary information necessary for it to perform such services and (ii) the Sub-Adviser will remain responsible for the breach of this provision by such third party or subsidiary.

12.       Liability and Indemnity.

a.       The Sub-Adviser. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Investment Adviser or the Company as a result of any error of judgment or mistake of law by the Sub-Adviser with respect to the Company, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Company, the Investment Adviser, all affiliated persons thereof and all controlling persons thereof (as described in Section 15 of the Securities Act of 1933) (collectively, the “Investment Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Investment Adviser Indemnitees may become subject under the Securities Act of 1933, the 1940 Act, the Advisers Act, the CEA or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations under this Agreement or (b) any untrue statement of a material fact contained in the Fund’s Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or Company, or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Investment Adviser or the Company by a Sub-Adviser Indemnitee (as defined below) for use therein. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that any party may have under any such laws.

If indemnification is sought pursuant to this Section 12a, then the Investment Adviser Indemnitees shall promptly notify the Sub-Adviser of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Sub-Adviser advised with respect to all developments concerning such claim, action or proceeding; however, the failure so to notify the Sub-Adviser shall not relieve the Sub-Adviser from any liability that it may otherwise have to the Investment Adviser Indemnitees provided such failure does not affect in a material adverse manner the position of the Sub-Adviser or the Investment Adviser Indemnitees with respect to such claim. The Investment Adviser Indemnitees shall in no case confess any claim or make any compromise in any case in which the Sub-Adviser may be required to indemnify it except with the Sub-Adviser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Upon request and at the Sub-Adviser’s expense, the Sub-Adviser shall provide reasonable assistance to the Investment Adviser Indemnitees so that the Investment Adviser Indemnitees can defend against such claim, action or proceeding.

b.       The Investment Adviser and the Company. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Investment Adviser and the Company shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Investment Adviser with respect to the Company, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Investment Adviser for, and the Investment Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof and all controlling persons thereof (as described in Section 15 of the Securities Act of 1933) (collectively, the “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the Securities Act of 1933, the 1940 Act, the Advisers Act, the CEA or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Investment Adviser in the performance of any of its duties or obligations under this Agreement or (b) any untrue statement of a material fact contained in the Fund’s Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Company, or the omission to state therein a material fact known to the Investment Adviser which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished in writing to the Investment Adviser or the Company by a Sub-Adviser Indemnitee for use therein. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that any party may have under any such laws.

If indemnification is sought pursuant to this Section 12b, then the Sub-Adviser Indemnitees shall promptly notify the Investment Adviser of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Investment Adviser advised with respect to all developments concerning such claim, action or proceeding; however, the failure so to notify the Investment Adviser shall not relieve the Investment Adviser from any liability that it may otherwise have to the Sub-Adviser Indemnitees provided such failure does not affect in a material adverse manner the position of the Investment Adviser or the Sub-Adviser Indemnitees with respect to such claim. Following such notification, the Investment Adviser may elect in writing to assume the defense of such action or proceeding, provided that the Investment Adviser shall not be entitled to assume the defense if a conflict exists, including that the indemnification claim is outside the scope of this indemnification provision. Upon such election, it shall not be liable for any legal costs incurred by the Sub-Adviser Indemnitees (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Investment Adviser has failed to provide counsel reasonably satisfactory to the Sub-Adviser Indemnitees in a timely manner or (ii) counsel provided by the Investment Adviser reasonably determines that its representation of the Sub-Adviser Indemnitees would present it with a conflict of interest. Notwithstanding the foregoing, the Sub-Adviser Indemnitees shall be entitled to employ separate counsel at their own expense and, in such even, the Sub-Adviser Indemnitees may participate in such defense as it deems necessary. The Investment Adviser shall in no case confess any claim or make any compromise in any case in which the Sub-Adviser may be required to admit fault or wrongdoing except with the Sub-Adviser’s prior written consent, which shall not be unreasonably withheld, condition or delayed. Upon request and at the Sub-Adviser’s expense, the Sub-Adviser shall provide reasonable assistance to the Investment Adviser so that the Investment Adviser can defend against such claim, action or proceeding. If the Investment Adviser does not elect to assume the defense of such action or proceeding, (i) the Sub-Adviser Indemnitees shall in no case confess any claim or make any compromise in any case in which the Investment Adviser may be required to indemnify it except with the Investment Adviser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and (ii) upon request and at the Investment Adviser’s expense, the Investment Adviser shall provide reasonable assistance to the Sub-Adviser Indemnitees so that the Sub-Adviser Indemnitees can defend against such claim, action or proceeding.

13.       Term and Termination. Unless sooner terminated in accordance with this Section 13, this Agreement shall become effective on the same date as the Investment Advisory Agreement between the Company and the Investment Adviser (the “Subsidiary Investment Advisory Agreement”) becomes effective (it being understood that the Investment Adviser shall notify the Sub-Adviser on the date of effectiveness of the Subsidiary Investment Advisory Agreement as soon as reasonably practical after effectiveness), and shall remain in full force until the two year anniversary of the date of its effectiveness unless sooner terminated as hereinafter provided. It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually by the Board of Trustees of the Trust. In either event, any such renewal must be approved by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, each approval requirement set forth in this Section 13 shall be subject to any applicable rule, regulation, or exemptive order, no-action assurance or other relief.

This Agreement may be terminated at any time, without payment of any penalty:

a.       by the Investment Adviser, the Board of Directors of the Company or vote of a majority of the outstanding voting securities of the Company, on sixty (60) days’ written notice to the Sub-Adviser;

b.       by the Sub-Adviser on sixty (60) days’ written notice to the Investment Adviser and the Company;

c.       by any party hereto upon written notice to each of the other parties of a breach of any provision of this Agreement by any other party if the breach is not cured within thirty (30) days of notice of the breach;

d.       immediately by Investment Adviser or the Company upon any Key Personnel Departure; and

e.       immediately upon the termination of the Subsidiary Investment Advisory Agreement or the Investment Sub-Advisory Agreement.

This Agreement shall not be assignable by any party hereto. In the event of its assignment, this Agreement shall automatically terminate forthwith.

The parties hereto agree to cooperate and give reasonable assistance to one another in effecting an orderly transition of the services contemplated in this Agreement upon any termination of this Agreement.

14.       Use of Names. The Company and the Investment Adviser acknowledge that the Sub-Adviser or its affiliates own all right, title and interest in and to the name, trademark and service marks “Milliman” and own (or will own prior to use) all other tradenames, trademarks and service marks that may be used by the Sub-Adviser in performing its obligations under this Agreement (collectively the “Milliman Licensed Marks”). The Sub-Adviser hereby grants to the Investment Adviser, the Company and their affiliates a non-exclusive, royalty-free, worldwide license to use the Milliman Licensed Marks in connection with the business operations of the Fund and the Company and their performance of services contemplated under this Agreement, subject to the terms and conditions set forth in this Agreement. In addition, the Investment Adviser, the Fund and the Company may refer in advertising and promotional materials to the identity of the Sub-Adviser and the services provided by the Sub-Adviser to the Investment Adviser and the Company, which references shall not differ in substance from those included in the Fund’s Registration Statement and this Agreement, with the prior permission of Sub-Adviser, which shall not be unreasonably withheld. The Investment Adviser shall submit to the Sub-Adviser for its review and approval all such public informational materials relating to the Company that refer to any registered mark or logo or other proprietary designation of the Sub-Adviser. Approval shall not be unreasonably withheld by the Investment Adviser and notice of approval or disapproval will be provided promptly by the Sub-Adviser and in any event within ten (10) business days of receipt of such material by the Sub-Adviser; if the Sub-Adviser has not objected to such use within such period, it will be deemed to have approved such use. Upon termination of this Agreement, the Company and the Investment Adviser shall cease to use such registered marks, logos or other proprietary designations of the Sub-Adviser and the license contained herein shall terminate.

The Company and the Sub-Adviser acknowledge that the Investment Adviser or its affiliates own all right, title and interest in and to the name, trademark and service marks and own (or will own prior to use) all other tradenames, trademarks and service marks that may be used by the Investment Adviser in performing its obligations under this Agreement (collectively the “Investment Adviser Licensed Marks”). The Investment Adviser hereby grants to the Sub-Adviser and its affiliates a non-exclusive, royalty-free, worldwide license to use the Investment Adviser Licensed Marks in connection with Sub-Adviser’s performance of the services contemplated under this Agreement, subject to the terms and conditions set forth in this Agreement. The Sub-Adviser shall submit to the Investment Adviser for its review all such public informational materials relating to the Company, the Investment Adviser or the services provided by the Sub-Adviser under this Agreement or that refer to any registered mark or logo or other proprietary designation of the Investment Adviser, the Company or the Trust. Approval shall not be unreasonably withheld by the Investment Adviser and notice of approval or disapproval will be provided promptly and in any event within ten (10) business days of receipt of such material by the Investment Adviser; if the Investment Adviser has not objected to such use within such period, it will be deemed to have approved such use. Upon termination of this Agreement, the Sub-Adviser shall cease to use such registered marks, logos or other proprietary designations of the Investment Adviser, the Company and the Trust, and the license contained herein shall terminate.

Notwithstanding the foregoing, the approval of a party shall not be required for the use of its name by any other party which (a) merely refers in accurate or factual terms to the name of such party in connection with its role with respect to the Trust or the Company, or (b) is required by any regulatory, governmental or judicial authority.

15.       Representations and Warranties. Each party represents and warrants to the others that: (a) it is duly organized, validly existing, and in good standing under the laws of the state of its organization and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement; and (b) there are no actions, suits or proceedings by or before any court, administrative panel or other governmental authority pending, or to its knowledge threatened, against it which could reasonably be expected to materially impair its ability to carry out the terms of this Agreement. Each of the Investment Adviser and Sub-Adviser represents and warrants to the other parties that: (c) it is duly registered as an investment adviser under the Advisers Act and will remain duly registered as an investment adviser under all applicable federal and state securities laws; (d) it shall perform its obligations hereunder in accordance with the 1940 Act and all other applicable laws; (e) it is not disqualified pursuant to Section 9(a) of the 1940 Act to be an investment adviser to investment companies registered under the 1940 Act; and (f) the Form ADV provided by such party to the others is a true and complete copy of the form, including that part or parts of the Form ADV filed with the Securities and Exchange Commission, that part or parts maintained in the records of such party, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Sub-Adviser further represents and warrants that it is duly registered as a commodity trading adviser under the CEA, will remain duly registered as a commodity trading adviser under all applicable federal and state securities laws, and will perform its obligations in accordance with the CEA and rules and regulations promulgated thereunder.

16.       Arbitration. In the event of any dispute arising out of or relating to this Agreement, the parties agree that the dispute will be resolved by final and binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place before a panel of three arbitrators in New York, New York and shall be governed by the internal laws of the State of New York. Within 30 days after the commencement of the arbitration, each party shall designate in writing a single independent arbitrator. The two arbitrators designated by the parties shall then select a third arbitrator. Each arbitrator shall have a background in either investment advisory services, actuarial science or law. The arbitrators shall have the authority to permit limited discovery, including depositions, prior to the arbitration hearing, and such discovery shall be conducted consistent with the Federal Rules of Civil Procedure. The arbitrators may, in their discretion, award the cost of the arbitration, including reasonable attorney fees, to the prevailing party. Any award made may be confirmed in any court having jurisdiction. Any arbitration shall be confidential, and except as required by law, neither party may disclose the content or results of any arbitration hereunder without the prior written consent of the other party, except that disclosure is permitted to a party’s auditors, legal advisors and financial advisors.

The parties acknowledge that:

•	Arbitration is final and binding

•	They are waiving their right to seek remedies in court, including the right to a jury trial

•	Pre-arbitration discovery is more limited than and different from court proceedings

•	The arbitration award is not required to include factual findings or legal reasoning, and a party’s right to appeal or seek modifications of the award are strictly limited.

The parties acknowledge and agree that this Section 16 is applicable to disputes or claims brought by the parties to this Agreement and shall not be applicable to (i) shareholder litigation brought either directly or indirectly by shareholders of the Fund and (ii) claims that may not be subject to arbitration pursuant to federal, state or other laws, regulations or rules promulgated thereunder.

17.       Miscellaneous.

a.       Amendments. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by (a) the Board of Trustees of the Trust or a vote of the majority of the outstanding voting securities of the Fund as required by the 1940 Act (subject to any applicable rule, regulation, or exemptive order, no-action assurance or other relief), and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement at a meeting called for the purpose of voting on such approval, if such approval is required by applicable laws.

b.       Entire Agreement. This Agreement, together with all exhibits, schedules and attachments, and SOWs contain the entire understanding and agreement of the parties with respect to the subject matter hereof.

c.       Headings. The headings in this Agreement are inserted for convenience of reference only and shall not constitute part thereof.

d.       Notices. Any notice required or permitted to be sent under this Agreement shall be given to the following persons at the following addresses and email addresses, or such other persons, addresses or email addresses as the party receiving such notices or communications may subsequently direct in writing:

If to the Investment Adviser or the Company:

Innovator Capital Management LLC

200 W. Front Street

Wheaton, IL 60187

Attention: H. Bruce Bond

Email: bbond@innovatorfunds.com

cc: Morrison Warren

Chapman and Cutler LLP

(email: warren@chapman.com)

If to the Sub-Adviser:

Milliman Financial Risk Management LLC

71 S. Wacker Drive, 31st Floor

Chicago, IL 60606

Attention: [Adam Schenck, Managing Director

Email: adam.schenck@milliman.com

cc: Ehsan Sheikh, Senior Counsel (email: Ehsan.Sheikh@milliman.com)]

e.       Severability. Should any provision of this Agreement be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

f.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws) and any of the applicable provisions of the 1940 Act. In the case of any conflict, the 1940 Act shall control.

g.       Waiver. Any failure or delay by any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option which is herein provided, or to require at any time the performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provision of this Agreement. No waiver of any right or remedy under this Agreement shall be deemed to be a waiver of any other or subsequent right or remedy under this Agreement.

h.       Assignment. No party may assign, transfer, or delegate any of its rights or obligations relating to this Agreement (including, without limitation, interests or claims relating to this Agreement) without the prior written consent of the other parties.

i.       Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or by rules, regulations or orders of the United States Securities and Exchange Commission under the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated persons,” as used herein shall have their respective meanings as set forth in the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or exemptive order, no-action assurance or other relief, such provision shall be deemed to incorporate the effect of such rule, regulation, or exemptive order, no-action assurance or other relief.

j.       Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original but all of which taken together shall constitute one and the same instrument.

k.       Survival of Terms. Sections 3f, 3o, 3q, 6, 10, 11, 12, 14, 15, and 16 shall survive the termination or other expiration of this Agreement; provided, however, that all of the provisions of this Agreement shall survive the termination or other expiration of this Agreement with respect to any obligation accruing or arising before such termination or other expiration.

l.       Limitation of Shareholder, Directors and Officer Liability. The parties acknowledge and agree that the Directors and Officers of the Company and the shareholders of the Company shall not be liable for any obligations of the Company under this Agreement, and each party agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Company to which such party’s rights or claims relate in settlement of such rights or claims, and not to the assets and property of the Directors, Officers or the shareholders of the Company.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.

INNOVATOR CAPITAL MANAGEMENT LLC

By:
Name:
Title:

MILLIMAN FINANCIAL RISK MANAGEMENT LLC

By:
Name:
Title: